EXHIBIT 10.9
LENDER PROCESSING SERVICES, INC.

Executive Life and Supplemental
Retirement Benefit Plan

Effective as of July 2, 2008
     THIS EXECUTIVE LIFE AND SUPPLEMENTAL RETIREMENT BENEFIT PLAN (the “Plan”), maintained by Lender Processing Services, Inc. (the “Company”) for selected executives as provided herein, is hereby adopted by the Company effective as of July 2, 2008 (the “Effective Date”).
Article I — Purpose
     The purpose of the Plan is to reward certain specified executives of the Company for their service to the Company and to provide an incentive to the Participants, including newly hired executives, for future service and loyalty to the Company. This Plan provides benefits through life insurance policies (each a “Policy”) on the lives of Participants. Plan benefits and a Participant’s interest in a Policy shall be as set forth in the Participant Agreements that each Participant is required to execute with the Company before becoming a participant herein. In all cases, a Participant’s interest in this Plan and the benefits provided hereunder shall be governed by this Plan and the terms of the Participant Agreements, which shall be considered to be a part of this Plan.
     The Plan is established by the Company in connection with the spinoff of the Company from Fidelity National Information Services, Inc. Prior to the spinoff, the Company was a participating employer in the Fidelity National Information Services, Inc. Executive Life and Supplemental Retirement Benefit Plan (the “FIS Plan”). This Plan shall be considered to be a successor plan to the FIS Plan.
Article II — Eligibility and Participation
     2.1 Eligibility and Participation. Participants shall be designated by the Plan Administrator and shall be informed in writing of the effective date of their participation in the Plan (the “Commencement Date”) and their level of life insurance benefits to which they may be entitled. In order to participate, a Participant must complete certain enrollment documents and must execute a Split-Dollar Life Insurance Agreement which specifies, among other matters, the respective interests of the Participant and the Company in the Policy issued by the Insurance Company (collectively, the “Participant Agreements”). In certain circumstances, as determined at the discretion of the Plan Administrator, a Participant may also be required to complete and execute (i) a Collateral Assignment of certain rights in the Policy in favor of the Company, and/or (ii) a Policy Endorsement securing certain rights in the Policy in favor of the Company (as appropriate, the phrase “Participant Agreements” as used herein shall include such Collateral Assignment or Policy Endorsement). There shall be no new Participants added to the Plan.

     2.2 Participation of Executive Officers. With respect to any Participant who will become an Executive Officer after the Effective Date, then notwithstanding any contrary term in such Participant’s Participant Agreement, immediately prior to the Participant’s becoming an Executive Officer, the rights of the Participant (or the rights of a Trustee in Interest) to any cash surrender value in any Policy covering the Participant shall forfeit immediately to the Company. Effective as of the time the Participant becomes an Executive Officer, certain Policy rights (including ownership of the Policy) shall immediately transfer to the Company. The Company shall determine the period of advance notice, if any, and the manner of notice to be provided to any Participant who may become subject to this Section 2.2. In the event a forfeiture of Policy rights occurs, as described above, then immediately and automatically upon the Participant’s becoming an Executive Officer the Participant (and/or Trustee in Interest) shall become a party to a Participant Agreement substantially in the form determined by the Plan Administrator. This agreement shall not substantially reduce the effective death benefits provided under the prior Participant Agreement nor impair the right to name a beneficiary for such death benefits, but such modification may reduce or eliminate the right to any portion of the death benefits that are derived from cash value.
     2.3 Transfer of Participants. Any Participants who are employed by the Company and who participated in the FIS Plan prior to the spinoff of the Company shall be transferred to this Plan as of the Effective Date and their eligibility and participation in this Plan shall continue pursuant to the terms of this Plan. The Participant Agreements of each transferred Participant from the FIS Plan shall also transfer to this Plan as of the Effective Date, and each transferred Participant shall retain his/her original Commencement Date from the FIS Plan. To the extent that a Participant is eligible to have his/her Policy premiums paid from the Certegy Inc. grantor trust under the FIS Plan, the transfer to this Plan shall have no effect on such premium payments and such Participants’ Policy premiums shall continue to be paid from such grantor trust based on its terms and conditions.
Article III — Definitions
     The following terms shall have the meanings ascribed to them below for purposes of the Plan, the Participant Agreements and the Questions and Answers for the Executive Life and Supplemental Retirement Benefit Plan, and any amendments, supplements or successors thereto. Other capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Participant Agreements.
     3.1 Cause. “Cause” shall mean termination by the Company of the Participant’s employment upon any one of the following circumstances:
     (a) the Participant’s willful and continued failure to substantially perform the Participant’s duties with the Company (other than any failure resulting from the Participant’s incapacity due to physical or mental illness, including being Permanently Disabled), after a written demand for substantial performance is delivered to the Participant by the Chief Executive Officer of the Company (or if the Participant is the Chief Executive Officer, the Chairman of the Compensation and Human Resources Committee of the Board of Directors) that specifically identifies the manner in which the Chief Executive Officer (or the Chairman) believes that the Participant has not substantially performed the Participant’s duties, or

     (b) the Participant willfully engaging in conduct that is materially injurious to the Company, monetarily or otherwise.
     For purposes of this Section 3.1, no act, or failure to act, on the Participant’s part will be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Notwithstanding the above, the Participant will not be deemed to have been terminated for Cause unless and until the Participant has been given a copy of a Notice of Termination from the Chief Executive Officer of the Company (or if the Participant is the Chief Executive Officer, the Chairman of the Compensation and Human Resources Committee of the Board of Directors), after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before (i) the Chief Executive Officer, or (ii) if the Participant is an elected officer of the Company, the Board of Directors of the Company, finding that in the good faith opinion of the Chief Executive Officer, or, in the case of an elected officer, finding that in the good faith opinion of two-thirds of the Board of Directors, the Participant committed the conduct set forth above in clauses (a) or (b) of this Section 3.1, and specifying the particulars of that finding in detail.
     3.2 Change in Control. “Change in Control” shall mean the occurrence of any one of the following events during the period in which the Plan remains in effect:
     (a) Voting Stock Accumulations. The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s Voting Stock; provided that for purposes of this paragraph (a), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of paragraph (b) below;
     (b) Business Combinations. The consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from that Business Combination (including an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (ii) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the action of the board providing for that Business Combination;
     (c) Sale of Assets. A sale or other disposition of all or substantially all of the assets of the Company; or
     (d) Liquidations or Dissolutions. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of paragraph (b) above.
For purposes of this Section 3.2, the following definitions will apply:
     “Beneficial Ownership” means beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.
     “Business Combination” means a reorganization, merger or consolidation of the Company.
     “Eighty Percent (80%) Subsidiary” means an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.
     “Exchange Act” means the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.
     “Incumbent Board” means a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of the day after the spinoff of the Company from Fidelity National Information Services, Inc. became effective, or (b) members who became members of the Company’s Board of Directors subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.
     “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act).
     “Voting Stock” means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

     3.3 Claimant. “Claimant” shall have the meaning given to it in Section 4.1.
     3.4 Commencement Date. “Commencement Date” shall have the meaning given to it in Section 2.1.
      3.5 Company. “Company” shall mean Lender Processing Services, Inc., and its successor or successors.
     3.6 Competitive Activity. A Participant or former Participant shall be deemed to engage in “Competitive Activity” if he or she:
     (a) directly or indirectly owns, operates, controls, participates in, performs services for, or otherwise carries on, a business substantially similar to or competitive with the business conducted by the Company or any Subsidiary (without limit to any particular region, because Participant acknowledges that such business may be engaged in effectively from any location in the United States or Canada); provided that nothing set forth in this paragraph (a) will prohibit a Participant from owning not in excess of 5% of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the Nasdaq Stock Market;
     (b) directly or indirectly attempts to persuade any employee or customer of the Company or any Subsidiary to terminate such employment or business relationship in order to enter into any such relationship on behalf of the Participant or any third party in competition with the business conducted by the Company or any Subsidiary; or
     (c) directly or indirectly engages in any activity that is harmful to the interests of the Company or any Subsidiary, as determined by the Compensation and Human Resources Committee in its sole discretion, including the disclosure or misuse of any confidential information or trade secrets of the Company or a Subsidiary.
     3.7 Executive Officer. “Executive Officer” shall mean an officer of the Company who the Plan Administrator determines, in an exercise of the Plan Administrator’s discretion, to be an executive officer within the meaning of the Sarbanes-Oxley Act of 2002.
     3.8 Good Reason. “Good Reason” shall mean a termination by the Participant of the Participant’s employment within the period of time beginning six (6) months prior to a Change in Control and ending on the third anniversary of such Change in Control and based on:
     (a) The assignment to the Participant of duties inconsistent with the Participant’s position and status with the Company as they existed immediately prior to the Change in Control, or a substantial change in the Participant’s title, offices or authority, or in the nature of the Participant’s responsibilities, as they existed immediately prior to the Change in Control, except in connection with the termination of the Participant’s employment by the Company for Cause, by the Participant other than for Good Reason or as a result of death;

     (b) A reduction by the Company in the Participant’s base salary as in effect on the Commencement Date or as the Participant’s salary may be increased from time to time;
     (c) A failure by the Company to continue the Company’s incentive compensation plan(s), as it may be modified from time to time, substantially in the form in effect immediately prior to a Change in Control (the “Incentive Plan”), or a failure by the Company to continue the Participant as a participant in the Incentive Plan on at least the basis of the Participant’s participation immediately prior to a Change in Control, or to pay the Participant the amounts that the Participant would be entitled to receive in accordance with the terms of the Incentive Plan (as in effect immediately prior to the Change in Control);
     (d) The Company requiring the Participant to be based more than thirty-five (35) miles from the location where the Participant is based prior to the Change in Control, except for required travel on Company business to an extent substantially consistent with the Participant’s business travel obligations immediately prior to the Change in Control; or if the Participant consents to the relocation, the failure by the Company to pay (or reimburse the Participant for) all reasonable moving expenses incurred by the Participant or to indemnify the Participant against any loss realized on the sale of the Participant’s principal residence in connection with the relocation;
     (e) The failure by the Company to continue in effect any retirement plan, compensation plan, performance share plan, stock option plan, life insurance plan, health and accident plan, disability plan or another benefit plan in which the Participant is participating immediately prior to a Change in Control (except that the Company may cancel any such plans without triggering this paragraph (e), if it provides the Participant with substantially similar benefits under another plan), the taking of any action by the Company that would adversely affect the Participant’s participation or materially reduce the Participant’s benefits under any such plans or deprive the Participant of any material fringe benefit enjoyed by the Participant immediately prior to a Change in Control, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is then entitled in accordance with the Company’s normal vacation practices in effect immediately prior to a Change in Control; or
     (f) Any purported termination not effected pursuant to a Notice of Termination shall not be valid for purposes of this Plan.
     3.9 Insurance Company. “Insurance Company” shall mean Pacific Life Insurance Company, or any other commercial insurance company, or such successor or successors thereof, that have issued or shall issue life insurance policies on the lives of the Participants with respect to the Plan.
     3.10 Notice of Termination. A “Notice of Termination” shall mean a written notice that indicates the specific provision in the definition of Cause relied upon as the basis for the Participant’s termination of employment and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Participant’s employment under the provision so indicated.

     3.11 Participant. “Participant” shall mean those specified executives of the Company or any affiliate who have been designated by the Plan Administrator as eligible to participate herein (or who are transferred from the FIS Plan under Section 2.3), who have completed all enrollment documents as specified in Section 2.1 and who remain so qualified.
     3.12 Participant Agreements. “Participant Agreements” shall have the meaning given to it in Section 2.1.
     3.13 Permanently Disabled. “Permanently Disabled” shall mean the Participant suffering a sickness, accident or injury, which in the determination of the Plan Administrator would entitle the Participant to disability benefits under either social security or the Company’s long-term disability plan. The Company reserves the right to require the Participant to first qualify for disability benefits under either social security or the Company’s long-term disability plan before determining whether such Participant is Permanently Disabled for purposes of this Plan.
     3.14 Plan. “Plan” shall mean this Executive Life and Supplemental Retirement Benefit Plan, as amended and restated from time to time.
     3.15 Plan Administrator. “Plan Administrator” shall mean the Board of Directors of the Company, or its designee or designees. The Plan Administrator shall be the named fiduciary under the Plan.
     3.16 Policy. “Policy” shall have the meaning given to it in Article I.
     3.17 Retirement. “Retirement” shall mean a Participant’s termination of employment with the Company and all affiliates after (a) attaining age 65, (b) attaining age 55 and five years of service with the “LPS Group” or (c) attaining age 50 and the Participant’s age plus his or her years of service with the “LPS Group” equals at least 75. “LPS Group” means the Company, any related company that is required to be aggregated with the Company under Code Section 414(b) or (c), and any predecessor to the Company, including Fidelity National Information Services, Inc. and Certegy Inc.
     3.18 Subsidiary. “Subsidiary” shall mean an entity more than fifty percent (50%) of whose equity interests are owned directly or indirectly by the Company.
     3.19 Trustee in Interest. “Trustee in Interest” shall mean (i) a trustee of any trust that is an assignee of the Participant’s rights in a Policy or a beneficiary of a Policy, or (ii) a trustee or other person to whom the Participant has assigned the right to name the beneficiary under a Policy.
Article IV — Claims Procedures
     4.1 Claims and Review Procedures. The claims procedures contained in this Article IV shall apply for all purposes of this Plan and the benefits provided herein and through the Participant Agreements. The claims procedure in Section 4.2 below shall be followed with respect to benefits provided by the Insurance Company under the terms of the Policies. The claims procedures in Section 4.3 below shall be followed with respect to benefits provided directly by the Company. The Participant and his or her heirs, successors, beneficiaries and personal representatives (individually or collectively, a “Claimant”) must follow both procedures, if necessary.
     4.2 Filing a Claim for Insurance Benefits. A Claimant shall make a claim for death benefits provided by the Insurance Company by submitting a written claim and proof of claim to the Insurance Company in accordance with procedures and guidelines established from time to time by the Insurance Company. On written request, the Plan Administrator shall provide copies of any claim forms or instructions, or advise the Claimant how to obtain such forms or instructions. The Insurance Company shall decide whether the claim for death benefits shall be allowed. If a claim is denied in whole or in part, the Insurance Company shall notify the Claimant and explain the procedure for reviewing a denied claim.
     4.3 Filing a Claim with the Company.
               (a) Initial Procedures. If a Claimant does not receive the Company benefits under this Plan to which the Claimant believes he or she is entitled, the Claimant must file a written claim for benefits in accordance with the terms of this Article. Not later than ninety (90) days after receipt of such a claim, the Plan Administrator shall render a written decision on the claim to the Claimant, unless special circumstances require the extension of such ninety (90) day period. If such extension is necessary, the Plan Administrator shall provide the Claimant with written notification of such extension before the expiration of the initial ninety (90) day period. Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of an additional ninety (90) days from the end of the initial ninety (90) day period.
               (b) Claim Denial. In the event the Plan Administrator denies the claim of a Claimant in whole or in part, the Plan Administrator’s written notification shall specify, in a manner calculated to be understood by the Claimant, (a) the reason for the denial, (b) a reference to the Plan or other document or form that is the basis for the denial, (c) a description of any additional material or information necessary for the Claimant to perfect the claim, (d) an explanation as to why such information or material is necessary, and (e) an explanation of the applicable claims procedure.
               (c) Subsequent Claim Review. If the claim is denied in whole or in part and should the Claimant be dissatisfied with the Plan Administrator’s disposition of the Claimant’s claim, the Claimant may have a full and fair review of the claim by the designated committee of the Board of Directors of the Company (the “Committee”) upon written request. Such request for additional review of the claim must be submitted by the Claimant or the Claimant’s duly authorized representative and received by the Committee within sixty (60) days after the Claimant receives written notification that the Claimant’s claim has been denied by the Plan Administrator. In connection with such review, the Claimant or the Claimant’s duly authorized representative shall be entitled to review pertinent documents and submit the Claimant’s views as to the issues, in writing. The Committee shall act to deny or accept the claim within sixty (60) days after receipt of the Claimant’s written request for review, unless extended. If such extension is necessary, the Committee shall provide the Claimant with written notification of such extension before the expiration of the initial sixty (60) day period. Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of an additional sixty (60) days from the end of the initial sixty (60) day period. The action of the Company shall be in the form of a written notice to the Claimant and its contents shall include all of the requirements for action on the original claim. In no event may a Claimant commence legal action for benefits the Claimant believes are due until the Claimant has exhausted all of the remedies and procedures afforded the Claimant by this Article.
               (d) Satisfaction of Claim. Any payment made to a Claimant may be made pursuant to a requirement that the Claimant execute a receipt and release therefore in such form as shall be determined by the Plan Administrator, and any payment or other distribution to a Claimant may be delayed until the Plan Administrator receives a properly executed receipt and release.
Article V — Amendment and Termination
     5.1 Amendment. The Company reserves the right to amend this Plan at any time by action of the Company’s Board of Directors. The Company, however, may not make any amendment that changes the definition of “Change in Control” or “Good Reason” after a Change in Control has occurred with respect to such Change in Control or otherwise adversely affect the rights of a Participant without the Participant’s written consent to the application of the amendment to such Participant.
     5.2 Termination. The Company reserves the right to terminate this Plan, by action of the Company’s Board of Directors, at any time it deems appropriate. Upon termination of the Plan, no further Policy premium payments shall be made by the Company and the rights of Participants with respect to their Policies shall be as set forth in their respective Split-dollar Life Insurance Agreements. Except as expressly provided in this Plan, the Company shall not have any further financial obligations to any Participant after the termination of this Plan. The Company shall provide written notice to all Participants if the Plan is terminated. Notwithstanding the preceding provisions of this Section 5.2, in the event of a Change in Control, the Company shall not be able to reduce a Participant’s rights pursuant to this Section 5.2 to an extent that exceeds its ability to reduce the Participant’s rights under Section 5.1.
Article VI — Administration
     6.1 Plan Administrator. The Plan shall be administered by the Plan Administrator, who shall establish operating guidelines from time to time for purposes of the administration of the Plan.
     6.2 Powers and Duties of the Plan Administrator. Subject to the express terms and conditions set forth herein, the Plan Administrator shall have the power to perform any and all actions, determinations and interpretations related to the administration of the Plan, including the power from time to time:

     (a) to carry out the general administration of the Plan;
     (b) to cause to be prepared all forms necessary or appropriate for the administration of the Plan;
     (c) to keep appropriate books and records;
     (d) to determine, consistent with the provisions of this instrument all questions of eligibility, rights, and status of Participants under the Plan;
     (e) to issue, amend, and rescind rules relating to the administration of the Plan, to the extent those rules are consistent with the provisions of this instrument;
     (f) to establish uniform rules that shall govern when a Participant shall be continuously employed by the Company and/or an affiliate despite such Participant’s leave of absence;
     (g) to exercise all other powers and duties specifically conferred upon the Committee elsewhere in this instrument; and
     (h) to interpret, with discretionary authority, the provisions of this Plan and to resolve, with discretionary authority, all disputed questions of Plan interpretation and benefit eligibility, provided that such discretionary authority shall not apply following a Change in Control with respect to a benefit claim by (or with respect to) an individual who was a Participant at the time of the Change in Control, unless the Participant consents in writing.
     6.3 Plan Expenses. Expenses of Plan administration shall be paid by the Company.
     6.4 Administration. The Committee shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan. The Plan Administrator shall serve without bond and without compensation for services hereunder.
     6.5 Payment of Benefits. With respect to the discretion of the Plan Administrator and the standard of review applicable to benefit determinations, benefits under this Plan will be paid only if the Plan Administrator or the Company decides in its discretion that the Participant or Claimant is entitled to them, provided that such discretion shall not apply following a Change in Control with respect to a benefit claim by (or with respect to) an individual who was a Participant at the time of the Change in Control, unless the Participant consents in writing.
     6.6 Plan Taxes. If the whole or any part of a Participant’s Policy (or the cash surrender value thereof) becomes subject to any estate, inheritance, income, employment or other tax which the Company may be required to pay or withhold for or on behalf of the Participant, the Company shall have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the benefit of the Participant. To the extent practicable, the Company shall provide the Participant notice of such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.
     6.7 Creditor Status. Any funds or assets earmarked or otherwise set aside by the Company or invested in any trust established with respect to the Plan shall continue for all purposes to be part of the general assets of the Company and available to its general creditors in the event of bankruptcy or insolvency. A Participant’s benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, charge, attachment, or garnishment by a Participant, a Participant’s beneficiary, or the creditors of either. The Plan constitutes a mere promise by the Company to make benefit payments in the future, and Participants shall have no rights greater than those of unsecured general creditors of the Company. No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, a Participant, a Participant’s beneficiary, or any other person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.
Article VII — Miscellaneous
     7.1 Employment Effects. Nothing contained in this Plan or any action taken under the Plan shall be construed as a contract of employment or as giving any Participant any right to be retained in employment with the Company or its affiliates. The Company and its affiliates specifically reserve the right to terminate any Participant’s employment at any time with or without cause, and with or without notice or assigning a reason, subject to the terms of any written employment agreement between the Participant and the Company or any affiliate.
     7.2 Liability and Indemnification. The Company shall indemnify, to the fullest extent permitted by law, the Plan Administrator and directors, officers and employees of the Company and its affiliates, both past and present, to whom are or were delegated duties, responsibilities or authority with respect to the Plan, against any and all claims, losses, liabilities, fines, penalties and expenses (including, but not limited to, all legal fees relating thereto), reasonably incurred by or imposed upon such persons, arising out of any act or omission in connection with the operation and administration of the Plan, other than willful misconduct.
     7.3 Waiver of Breach. The Company’s or the Plan Administrator’s waiver of any Plan or Participant Agreement provision shall not operate or be construed as a waiver of any subsequent breach by a Participant.
     7.4 Gender, Number and Examples. Except where otherwise indicated by the context, in this Plan, the singular or plural number and the masculine, feminine or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

     7.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     7.6 Successors. All obligations and rights of the Company under the Plan shall be binding on and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, acquisition, consolidation, affiliation or other corporate restructuring.
     7.7 Tax Effects. The Company makes no promise, guarantee or warranty, express or implied, concerning the federal, state or local income or employment tax treatment of any amount of benefits (including the cash surrender value of any Policy) that may be paid to or accrued for the benefit of a Participant.
     7.8 Benefits Provided Through Insurance. Although the Company, Participants and third parties may coordinate together in obtaining life insurance coverage on the life of the Participant, the Company is not responsible for paying any life insurance benefits which are not paid by the Insurance Company, including whether such nonpayment is caused by refusal of the Insurance Company to pay by virtue of a legal reason for nonpayment, inability of the Insurance Company to pay, or any other reason.
     7.9 Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of Florida.
     7.10 Effect on Other Company Benefits. The benefits provided by this Plan shall replace the Participant’s benefits provided by the Company to its employees under the basic life insurance, basic accidental death and dismemberment insurance and its retiree life insurance plans, and after becoming a Plan Participant, the Participant shall no longer be eligible to participate in such plans. However, Plan Participants shall remain eligible to participate in any other benefit plan of the Company as provided in such plans, including supplemental life and supplemental accidental death and dismemberment insurance.
     7.11 Participating Employers. With the consent of the Company, any member of the Company’s Controlled Group may become a participating employer under this Plan and adopt the Plan for the benefit of Plan Participants who are employed by such participating employer. As used in this Section, the term “Controlled Group” shall mean any entity that is required to be aggregated with the Company pursuant to Code Section 414(b) or (c). An entity shall only be part of the Controlled Group for that period of time in which the entity satisfies the requirements of the previous sentence.

     IN WITNESS WHEREOF, the Company has executed this Plan effective as of July 8, 2008.
     LENDER PROCESSING SERVICES, INC.

By:	/s/ M. P. Oates
	Name:	M. P. Oates
	Title:	Senior Vice President, Human Resources